Exhibit 10.4
2017 FORM OF
THE TAUBMAN COMPANY LLC
2008 OMNIBUS LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD AGREEMENT

Participant Name: [ ]
Grant Date: [ ]
PSUs Granted: [ ]
Grant ID: [ ]
THIS AWARD AGREEMENT, dated as of this [ ], is entered into by and between THE TAUBMAN COMPANY LLC, a Delaware limited liability company (the “Company”), and [ ] (the “Participant”). Capitalized terms have the meaning defined herein or as defined in the Plan, as applicable.
1.    Incorporation of Plan. This Award is granted as of [ ], pursuant to and subject to all of the terms and conditions of The Taubman Company LLC 2008 Omnibus Long-Term Incentive Plan, as effective May 29, 2008, and as may be amended from time to time (the “Plan”), the provisions of which are incorporated in full by reference into this Award Agreement, which means that this Award Agreement is limited by and subject to the express terms of the Plan. A copy of the Plan is on file in the office of the Company. If there is any conflict between the provisions of this Award Agreement and the Plan, the Plan will control.
3.    PSU Award. The Company hereby grants the Participant an Award of [ ] Performance Share Units (“PSUs”) subject to any adjustment upon vesting provided below. Each PSU represents the right to receive, upon vesting and the satisfaction of any required tax withholding obligation, one share of Common Stock, subject to adjustment as provided elsewhere in this Award Agreement. The actual number of the PSUs in which a Participant may ultimately vest shall be determined according to the rules specified in Addendums I and II to this Award Agreement.
4.    Vesting Date. In accordance with the Plan, “Vesting Date” means the date that is the earlier of (a) the first day of March that occurs closest to the third anniversary from the grant date or (b) the death, Retirement or Disability of the Participant, or a lay-off in connection with a reduction in force, or occurrence of a Change in Control, provided that, in each case ((a) and (b)), the Participant is in Service on such date.
5.    Dividend Equivalent Rights. For each cash dividend that is declared on the Common Stock after the date of this Award and prior to the Vesting Date and that is payable on or before the Vesting Date, then, as of the payment date of such dividend, the Participant shall be credited with an amount equal to the cash value of the dividends that would have been paid to the Participant if one share of Common Stock had been issued on the Grant Date for each PSU in which the Participant has vested under this Award. Each such credited amount shall vest on the same date that the PSUs under this Award vest, and the vested credited amount shall be paid in cash to the Participant, without interest, on the 30th day following the Vesting Date.
6.    Conversion of PSUs and Issuance of Shares. As soon as practicable after the vesting of this Award, TCO will issue and transfer to the Company one share of Common Stock for each PSU granted and vested under this Award as determined according to paragraph 3 above and Addendums I and II to this Award Agreement. The Company will transfer the shares of Common Stock to the Participant upon satisfaction of any required tax withholding obligation. No fractional shares will be issued.
7.    Tax Withholding Obligation. The Company will determine, in its discretion, which of the following two methods will be used to satisfy the statutory minimum tax withholding obligations in connection with the Payment of this Award:  (a) withholding from payment to the Participant sufficient cash and/or shares of Common Stock issuable under the Award having a fair market value sufficient to satisfy the withholding obligation; or (b) payment by the Participant to the Company the withholding amount by wire transfer, certified check, or other means acceptable to the Company, or by additional payroll withholding in the event the Participant fails to pay the withholding amount. To the extent that the value of any whole shares of Common Stock withheld exceeds applicable tax withholding obligations, the Company agrees to pay the excess in cash to the Participant through payroll or by check as soon as practicable.
8.    Rights of Participant. This Award does not entitle the Participant to any ownership interest in any actual shares of Common Stock unless and until such shares are issued to the Participant pursuant to the terms of the Plan. Since no property is transferred until the shares are issued, the Participant acknowledges and agrees that the Participant cannot and will not attempt to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to include the fair market value of the PSUs in the Participant’s gross income for the taxable year of the grant of the Award.
9.    Beneficiary/Beneficiaries. Each Participant may, at any time, subject to the provisions of Section 10.2 of the Plan, designate a Beneficiary or Beneficiaries to whom payment under this Plan will be made in the event of such Participant’s death. Beneficiary Designation forms are available from Human Resources.
10.    Registration. TCO currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Stock subject to this Award. TCO intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, the Participant will not be able to transfer or sell shares issued pursuant to this Award unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. The Participant agrees that any resale by him or her of the shares of Common Stock issued pursuant to this Award will comply in all respects with the requirements of all applicable securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations promulgated thereunder) and any other law, rule, or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. TCO will not be obligated to either issue the shares or permit the resale of any shares if such issuance or resale would violate any such requirements.
11.    Acknowledgment of Participant. The Participant accepts and agrees to the terms of the Award as described in this Award Agreement and in the Plan, acknowledges receipt of a copy of this Award Agreement, the Plan, and any applicable summary of the Plan, and acknowledges that he or she has read all these documents carefully and understands their contents.
12.    General Provisions.
a.    Participant is Unsecured General Creditor. The Participant and the Participant’s Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Company, TRG, TCO, nor of any entity for which the Company or any affiliate of the Company provides services. Assets of the Company or such other entities shall not be held under any trust for the benefit of the Participant or the Participant’s Beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Award Agreement and the Plan. Any and all of the Company’s and such other entities’ assets shall be, and remain, the general unrestricted assets of the Company or such other entities. The Company’s sole obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay the Participant in the future, subject to the conditions and provisions of this Award Agreement and the Plan.

b.    Nonassignability. The Participant’s rights and interests under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution, and, during the Participant’s lifetime, only the Participant personally, or, in the event of the Participant’s legal incapacity or incompetence, the Participant’s guardian or other legal representative, may exercise the Participant’s rights under the Plan and this Award Agreement. A Participant’s Beneficiary may exercise the Participant’s rights to the extent they are exercisable under the Plan following the death of the Participant. No part of the amounts payable under the Plan shall, prior to actual Payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant or any other Person, or be transferable by operation of law in the event of the Participant’s or any other Person’s bankruptcy or insolvency.

c.    No Right to Continued Employment. The adoption and maintenance of the Plan and the grant of the Award to the Participant under this Award Agreement shall not be deemed to constitute a contract of employment between the Company, an affiliate of the Company, or of TRG or TCO, and the Participant or to be a condition of the employment of the Participant. The Plan and the Award granted this Award Agreement shall not confer on the Participant any right with respect to continued employment by the Company or an affiliate of the Company, nor shall they interfere in any way with the right of the Company or an affiliate of the Company to terminate the employment of the Participant at any time, and for any reason, with or without Cause, it being acknowledged, unless expressly provided otherwise in writing, that the employment of the Participant is “at will.”

13.    Specified Employee. Notwithstanding any other provision of the Plan or this Award Agreement to the contrary, for any Payment under this Award Agreement that is made on account of a Participant’s Retirement, and the Participant is a ‘specified employee’ as determined under the default rules under Code Section 409A, and the regulations thereunder, on the Retirement date, the payment will be made on the day next following the date that is the six-month anniversary of the date of the Participant’s Retirement, or, if earlier, the date of the Participant’s death; any Payments that would have been paid prior to the six-month anniversary plus one day Payment date specified above.
14.    Definitions. As used in this Award Agreement, the following definitions shall apply:
a.    “Beneficiary” means:  (i) an individual, trust, estate, or family trust who or that, by will or by operation of the laws of descent and distribution, succeeds to the rights and obligations of the Participant under the Plan on the Participant’s death; or (ii) an individual who, as a result of designation by the Participant in a Beneficiary Designation, or as otherwise provided in the Beneficiary Designation rules set forth below, succeeds to the rights and obligations of the Participant under the Plan on such Participant’s death.
b.    “Beneficiary Designation” means a writing executed by the Participant pursuant to the following rules:
i.     The Participant may, at any time, designate any Person or Persons as the Participant’s Beneficiary or Beneficiaries (both principal as well as contingent) to whom Payment under this Award Agreement will be made in the event of such

Participant’s death prior to Payment due the Participant under this Award Agreement. Such designation may be changed at any time prior to the Participant’s death, without consent of any previously designated beneficiary. Any designation must be made in writing. A Beneficiary Designation shall be effective only if properly completed and only on receipt by the Company. Any properly completed Beneficiary Designation received by the Company prior to the Participant’s death shall automatically revoke any prior Beneficiary Designation. In the event of divorce, the person from whom such divorce has been obtained shall be deemed to have predeceased the Participant in determining who shall be entitled to receive Payment pursuant to the Participant’s Beneficiary Designation, unless the Participant completes and submits after the divorce a Beneficiary Designation which designates the former spouse as the Participant’s Beneficiary for purposes of this Award Agreement.
ii.    If the Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease (or are deemed to predecease) the Participant or die prior to Payment of the amounts due to the Participant under this Award Agreement, then such Participant’s designated Beneficiary shall be deemed to be the Person or Persons surviving the Participant in the first of the following classes in which there is a survivor, share and share alike:

A.	The Participant’s surviving spouse.

B.
The Participant’s children, except that if any of such Participant’s children predecease the Participant but leave issue surviving, then such issue shall take, by right of representation, the share their parent would have taken if living. The term “children” shall include natural or adopted children but shall not include a child (or children) whom the Participant has placed for adoption or foster care.

C.	The Participant’s estate.
c.    “Partnership Agreement” means The Second Amendment and Restatement of Agreement of Limited Partnership of The Taubman Realty Group Limited Partnership, as the same has been and may subsequently be amended and/or supplemented.
d.    “Payment” means the transfer of shares of Common Stock equal to the number of RSUs and PSUs that vest under this Award Agreement as of the Vesting Date, net of any taxes as provided in paragraph 7 of this Award Agreement and Section 18.3 of the Plan.
e.    “Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, business trust, cooperative, association, or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane, or incompetent person, a quasi‑governmental entity, a government or any agency, authority, political subdivision, or other instrumentality thereof, or any other entity.

ADDENDUM
PERFORMANCE SHARE UNIT AWARD AGREEMENT
(TSR)

This Addendum relates to the Award Agreement dated [ ], and made to [ ] (the “Participant”), and pursuant to which [ ] PSUs were awarded to the Participant. This Addendum provides the rules for the determination of actual number of PSUs in which the Participant may vest.

A.    The “Performance Period” is defined as the time period between the Grant Date as specified in the Award Agreement and the Vesting Date determined by the Compensation Committee and specified in the Award Agreement as [ ] (the “Specified Vesting Date”).

B.    The “Peer Group” used in the determinations of Total Shareholder Return required by paragraph C below shall be the individual companies that comprise the FTSE NAREIT All REIT Index (Property Sector: Retail) (“the Index”) as constituted on the Grant Date that is specified in the Award Agreement. No additions or deletions will be made to the Peer Group during the Performance Period, i.e., companies that are eliminated from the Index by the governing body of the Index during the Performance Period will remain as members of the Peer Group, and companies that are added to the Index by the governing body of the Index during the Performance Period will not become members of the Peer Group. For purposes of calculating Total Shareholder Return as required by paragraph C below, the ending stock price for a company removed from the Index will be its (1) last available closing price prior to its removal or (2) other relevant value that can be ascribed to the stock as a result of an event of merger, acquisition, bankruptcy, privatization, stock split, or other corporate transaction. The Compensation Committee to the extent it deems necessary and/or appropriate, it its sole discretion, shall determine the treatment of companies removed from the Index and/or manage any extenuating circumstances that may develop during the Performance Period in relation to the composition of the Peer Group and/or the required computations of Total Shareholder Return.

C.    Subject to the special rules for certain Vesting Date triggers in paragraphs D and E below, the actual number of PSUs in which the Participant shall vest shall be determined as follows:

Step One: TCO’s Total Shareholder Return versus each member of the Peer Group’s Total Shareholder Return shall be determined, with each Total Shareholder Return calculated for the period beginning on the Grant Date and ending on the Vesting Date (or, if no return data are available for the Vesting Date, the return data for the first date prior to the Vesting Date for which such data exist). The definition of Total Shareholder Return is contained in paragraph F below. For purpose of this computation, the Company’s Total Shareholder Return will be that of TCO.

Step Two: TCO’s relative Total Shareholder Return performance versus that of each member of the Peer Group computed in Step One shall be determined in a percentile ranking.

Step Three: A multiplier (the “PSU Multiplier”) shall be applied to the Participant’s PSU award based on TCO’s relative performance determined under Step Two and the following table:

TCO Performance vs. Peer Group	Resulting PSU Multiplier
less than the 25th percentile	[ ]
25th percentile	[ ]
50th percentile (the “Target”)	[ ]
75th percentile	[ ]
100th percentile (Company is the highest performer)	[ ]

With respect to levels of TCO performance that fall between the percentiles specified above, the resulting PSU Multiplier will be interpolated on a linear basis.

Step Four: The product that results when the PSU Multiplier is applied to the Participant’s PSU Award will be rounded up to the next whole number. For example, if the product is 10,500.45 PSUs, the product will be rounded up to 10,501 PSUs.

D.    If a Change in Control occurs prior to the Specified Vesting Date (or any other Vesting Date trigger, e.g., death, Disability, or Retirement), the actual number of PSUs in which the Participant shall vest shall be determined in the same manner as paragraph B above, but the determination will be made as of the date of the Change in Control, which date shall be the Vesting Date.

E.    If the Participant’s Vesting Date is his death, Disability or Retirement, the actual number of PSUs in which the Participant shall vest shall be determined in the same manner as paragraph B above, but the determination will be made as of the date of the Participant’s death, Disability or Retirement (as applicable), which date shall be the Vesting Date, except as follows. Notwithstanding the preceding sentence, if the date of death, Disability, or Retirement occurs less than one year from the Grant Date, the PSU Multiplier to be used in the calculation under paragraph C above will be that of 50th Percentile performance ([ ]).

F.    TCO’s “Total Shareholder Return” for any period shall be determined using the same methodology as used for determining each member of the Peer Group’s Total Shareholder Return. Total Shareholder Return is defined as the sum of: (1) a company’s average stock price at the end of the Performance Period (determined using the company’s closing stock price on each trading day within the 30 calendar days preceding the end of the Performance Period, and which 30 calendar day period shall include the day on which the Performance Period ends) minus the company’s average stock price at the beginning of the Performance Period (determined using the company’s closing stock price on each trading day within the 30 calendar days preceding the beginning of the Performance Period, and which 30 calendar day period shall include the Grant Date), and (2) the value of the cumulative amount of dividends paid during the Performance Period, assuming same day reinvestment into stock, divided by its stock price at the beginning of the Performance Period. An example of this calculation is below.

Example: TSR = (Priceend − Pricebegin + Dividends) / Pricebegin

ADDENDUM II TO
PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Addendum relates to the Award Agreement dated [ ], [ ], and made to [ ] (the “Participant”), and pursuant to which [ ] PSUs were awarded to the Participant. This Addendum provides the rules for the determination of actual number of PSUs in which the Participant may vest.
A.    The “Performance Period” is defined as the time period between the Grant Date as specified in the Award Agreement and the Vesting Date determined by the Compensation Committee and specified in the paragraph 4 of the Award Agreement as March 1, [ ] (the “Specified Vesting Date”).
B.    “NOI” is a dollar value and shall be as defined and determined from time to time by TCO for purposes of its determination and reporting of Comparable Center NOI in TCO’s filings with the United States Securities and Exchange Commission, and, generally speaking, shall be property-level operating revenues (including rental income, but excluding straight-line adjustments of minimum rent) less maintenance, taxes, utilities, promotion, ground rent (including straight-line adjustments), and other property operating expenses; provided, that (i) general and administrative expenses, pre-development charges, interest income and expense, depreciation and amortization, impairment charges, restructuring charges, and gains from land and property dispositions shall be excluded from the NOI determination, and (ii) in determining NOI, lease cancellation income will be excluded as an alternative measure (because this income may vary significantly from period to period, which can affect comparability and trend analysis). For purposes of the NOI determination, the “comparable centers” are generally defined as centers in which TRG has a direct or indirect ownership interest and that were open for the entire current and preceding period presented, excluding centers impacted by significant redevelopment activity.
C.    “Comparable Center NOI” is a percentage value relating to the change of NOI over a period of time and shall be as determined from time to time by TCO for purposes of its reporting of same in TCO’s filings with the United States Securities and Exchange Commission.
D.    Subject to the special rules for certain Vesting Date triggers in paragraphs E. and F. below, the actual number of PSUs in which the Participant shall vest shall be determined as follows:
Step One: Comparable Center NOI shall be determined on a calendar year basis for each calendar year in the Performance Period, but excluding the calendar year in which the actual Vesting Date occurs, for example, for the Performance Period beginning on the Grant Date and ending on the Specified Vesting Date, the [ ], [ ] and [ ] calendar years shall be used. For purposes of such determination, Comparable Center NOI as reported by TCO in its filings with the United States Securities and Exchange Commission shall be used.
Step Two: The calendar year Comparable Center NOI values from Step One above shall be averaged and result shall be the “Average NOI.”
Step Three: An adjustment factor (the “Adjustment Factor”) shall be applied to the Participant’s PSU award based on the Average NOI as determined under Step Two above and the following table:

Average NOI	Resulting Adjustment Factor
4% or more	[ ]
3.5%	[ ]
3% (the “Target”)	[ ]
2%	[ ]
less than 2%	[ ]

With respect to levels of Average NOI that fall between the percentages specified above, the resulting Adjustment Factor will be interpolated on a linear basis.

Step Four: The product that results when the Adjustment Factor is applied to the Participant’s PSUs in the Award will then be used in the determination of the actual number of PSUs in which the Participant shall vest.
An example of the determination under this paragraph C. is:
1,000 PSUs subject to the Average NOI performance measure are granted. The Grant Date is [ ], [ ]. The Vesting Date is March 1, [ ]. The Comparable Center NOIs are 3.0% for [ ], 3.1% for [ ], and 3.2% for [ ].
The Average NOI = (3.0% + 3.1% + 3.2%) ÷ 3 = 3.1%.
The Adjustment Factor (using linear interpolation, because the Average NOI falls between the [ ] and [ ] Average NOI levels in the chart in Step Three above) = [ ].
The adjusted number of PSUs = 1,000 × [ ] = [ ].
Note: For simplicity in illustration, the example uses results rounded to two or three places to the right of the decimal point.
E.    If a Change in Control occurs prior to the Specified Vesting Date, the same determination as set forth in paragraph C. above shall be used, but the determination shall be made as of the date of the Change in Control, which date shall be the Vesting Date for purposes of the Award of PSUs to the Participant under the Award Agreement.
F.    If the Participant’s Vesting Date is his death, Disability or Retirement, or his lay-off in connection with a reduction in force, the same determination as set forth in paragraph C. above shall be used, but the determination shall be made as of the date of the Participant’s death, Disability or Retirement (as applicable), which date shall be the Vesting Date for purposes of the Award of PSUs to the Participant under the Award Agreement. Notwithstanding the preceding sentence, if the date of death, Disability, Retirement or lay-off in connection with a reduction in force occurs less than one year from the Grant Date, the Adjustment Factor to be used in the calculation under paragraph C. above will be that of Average NOI of 3% (i.e., the Adjustment Factor will be [ ]).